Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”), is entered into by and between Kirk Johnson, Ph.D. (“Johnson”) and MediciNova, Inc., a Delaware corporation (the “Company”), with regard to the following:

1. Separation of Employment. Johnson’s employment with the Company ended effective September 21, 2013 (“Separation Date”). On or before this date, Johnson returned all Company property and data in his possession, including, but not limited to, any issued laptop, printer, discs, mobile phone, tablet, air card, accessories, marketing materials, data, building badge, corporate credit card, etc.

2. No Additional Compensation Owed. Johnson acknowledges that he has been paid in full for all accrued wages and vacation, and has been reimbursed in full for all valid business expenses. In particular, on September 21, 2013 he received his final paycheck, which covered all work through and including the Separation Date and payment for all accrued and unused vacation. Johnson acknowledges that any medical, dental, vision or other insurance coverage for Johnson and any dependents will end on September 30, 2013 and Johnson shall be responsible for making arrangements for any COBRA coverage through the Company’s COBRA administrator. Johnson acknowledges that, but for this Agreement, he would not be entitled to any severance payments or any additional payments of any kind from the Company.

3. Severance. In consideration of the covenants and promises contained in this Agreement, and as full and final compensation to Johnson for all services as an employee, Johnson shall receive from the Company, less appropriate deductions and withholdings, a severance payment in the gross amount of (i) Ninety-Seven Thousand Eight Hundred Fifty dollars ($97,850.00) plus (ii) Eleven Thousand Five Hundred Thirty dollars and Forty-Four cents ($11,540.44) calculated as six (6) months’ of health insurance premiums based upon the COBRA premium for such coverage in effect on August 27, 2013 (collectively, the “Severance Consideration”), payable on the eighth day after Johnson executes this Agreement (the “Effective Date”), or as soon thereafter as is practicable. Johnson shall be fully responsible for all COBRA continuation payments (if any), and such amounts will not be withheld from the Severance Consideration.

4. Treatment of Stock Options. Johnson will be allowed to exercise only those stock options that have vested as of the Separation Date, or that subsequently vest in accordance with the terms of the applicable stock option agreement and underlying stock option plan under which such options were granted (“Vested Options”). Any exercise of stock options must be made strictly in accordance with the terms of the applicable stock option agreement and underlying stock option plan under which such options were granted. Johnson acknowledges that, aside from the Vested Options, he has no right to equity, stock options or any other ownership interest in any of the Released Parties (defined below).

5. Consulting Services. From and after the Separation Date, Johnson shall provide consulting services to the Company in a cumulative amount of no more than ten (10) hours per month for a period of one (1) year following the Separation Date. As a consultant, Johnson’s duties shall include devoting his knowledge, skill, experience and attention to those matters reasonably requested by the Chief Executive Officer but in a manner which will not interfere (as to time required) with the opportunity to maintain other employment consistent with this Section 5. During the term of such consulting services (and subject to the provisions of Johnson’s February 1, 2010 Proprietary Information and Inventions Agreement (“Proprietary Agreement”)), Johnson agrees that he shall not:

(a) Carry on directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder (except that a less than one percent (1%) ownership in a public corporation shall be permitted), officer, director, agent, employee, consultant, trustee, affiliate or otherwise), any business which is, or as a result of Johnson’s engagement or participation would become, competitive with or adverse to the business of the Company including specifically, without limitation, any drug development of ibudilast or bedoradrine or any other Company product candidate as of the Separation Date in any medical indication (a “Precluded Activity”);

(b) Permit Johnson’s name to be used by any business involved in a Precluded Activity;

(c) Solicit or divert, to the detriment of the Company, or attempt to so solicit or divert, any party in a contractual or similar relationship with the Company with whom Johnson became acquainted during Johnson’s employment or affiliation with the Company, either on his own behalf or for any other person, firm or corporation; or

(d) Induce or attempt to induce any person who is an employee, agent or consultant of the Company to leave the employ of or service to the Company.

Without limiting the other provisions of this Agreement, (i) Johnson acknowledges and agrees that the consulting arrangement will terminate immediately upon written notice by the Company to Johnson of any breach by Johnson of any agreement with the Company (including, without limitation, this Agreement and the Proprietary Agreement); (ii) Johnson acknowledges and agrees that it is impossible to measure in money the damages which will befall the Company by reason of Johnson’s failure to perform any of the obligations set forth in this Section 5, (iii) Johnson acknowledges that the Company shall be entitled to enforce Johnson’s obligations under this Section 5 by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief, (iv) Johnson agrees (to the maximum extent permitted by law) to have the provisions of this Section 5 specifically enforced against Johnson by any court of equity and (v) Johnson consents to the entry of injunctive relief against him enjoining or restraining any violation or threatened violation of the provisions of this Section 5.

6.	Compensation for Consulting Services.

(a) The Company shall pay Johnson the sum of Three Thousand Dollars ($3,000) per month in arrears for his consulting services hereunder. The parties expressly agree that when Johnson is performing consulting services for the Company, Johnson is acting as an independent contractor; no employment relationship is created by the consulting arrangement. Johnson shall not be entitled to any employee benefits including, without limitation, such group medical, life and disability insurance and other benefits as may be provided to employees of the Company. In the performance of the services contemplated by the consulting arrangement, Johnson will be responsible for providing his own working environment and resources and will determine the location for performance of consulting services, consistent with the needs of the Company. Notwithstanding the foregoing, the Company shall reimburse Johnson for ordinary and necessary travel expenses incurred at the request of the Company in the performance of services hereunder in a manner consistent with the policies of the Company for any such travel expenses.

(b) Johnson shall be solely responsible for, and shall make proper and timely payment of, any taxes due on payments made to Johnson pursuant to the consulting arrangement (including, but not limited to, Johnson’s estimated state and federal income taxes and self-employment taxes). Johnson hereby agrees to indemnify the Company against any and all claims, liabilities or expenses (including, without limitation, attorneys’ fees and costs) the Company incurs as a result of Johnsons’ breach of any of Johnsons’ obligations under this Section 6(b).

7. Release. In exchange for the Severance Consideration, Johnson does hereby unconditionally, irrevocably and absolutely release and discharge Company, and all related holding, parent or subsidiary entities (including but not limited to MediciNova (Europe) Limited and MediciNova Japan, Inc.), and their predecessors and/or affiliates, and their respective directors, officers, employees, managers, agents, advisors, consultants, attorneys, owners, insurers, shareholders, affiliates, successors and/or assigns (collectively, with Company, the “Released Parties”), from any and all liability, claims, demands, causes of action, suits of any type, liabilities, damages and expenses (including, but not limited to, attorneys’ fees) of any nature whatsoever, whether in law and/or in equity, known or unknown, suspected or unsuspected, related directly or indirectly or in any way connected with any transaction, affair, occurrence or circumstance between Johnson and any Released Party to date, including, but not limited to, Johnson’s employment with the Company, or the separation or termination of said employment and any and all claims related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements under any federal, state or local law. This total and complete release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment in any way, regardless of applicability to Johnson or any Released Party, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the California Labor Code and statutes, the California Fair Employment and Housing Act, the California Private Attorney General Act, the California Unfair Business Practices Act, and any other federal, state or local statute, code or ordinance, common law, contract law, or tort (including but not limited to fraudulent inducement to enter into this contract), any wages or penalties allegedly due under the California Labor Codes, including but not limited to any claim for the penalties due under California’s Private Attorney General Act or California’s Industrial Welfare Commission Orders, and any and all claims for attorneys’ fees. This provision is intended to constitute a general release of all of Johnson’s presently existing claims against each of the Released parties, to the maximum extent permitted by law. Notwithstanding any provision of this Agreement to the contrary, this general release does not include any claim for worker’s compensation or unemployment insurance benefits and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties. Johnson represents that he knows of no claim that he may have that has not been released by this paragraph.

8. Claims. In further consideration of the Severance Consideration, Johnson irrevocably and absolutely agrees that he will not prosecute nor seek to have prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above. It is the intention of the parties that, with the execution of this Agreement, each of the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Johnson related in any way to the matters discharged herein. Johnson represents that he has not filed any complaint, charges or lawsuits against any Released Party with any governmental agency or any court. If any court has or assumes jurisdiction of any action on behalf of Johnson against any of the Released Parties related in any way to the matters discharged herein, Johnson will request that court to withdraw from or dismiss the matter with prejudice. Without limiting the generality of the foregoing, Johnson agrees that he will not bring or participate in any class action or collective action against any of the Released Parties which asserts, in whole or in part, any claim(s) which arose prior to the date this Agreement is signed by Johnson, whether or not such claims are covered by the Release. Johnson also waives and will remit any monetary recovery resulting from any complaint or charges brought against the Company on Johnson’s behalf before any governmental agency. Johnson further represents that he has reported to the Company any and all work-related injuries that he has suffered or sustained during his employment with the Company. (i.e., Johnson has suffered or sustained no such injuries, as none have been reported)

9. Unknown Claims. Johnson acknowledges and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Johnson under Section 1542 of the California Civil Code and/or any analogous federal or state law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provisions of this Agreement to the contrary, Johnson does not waive any right or release any claim against the Company which claim or right arises from the Company failing to perform its undertakings as set forth in this Agreement.

10. Effect on Other Agreements. This Agreement is intended to resolve any and all issues between the Company and Johnson, including, without limitation, any and all claims for wages, severance pay, compensation, benefits, equity, bonuses, or any other aspect of the employment relationship between the Company and Johnson. This Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between the Company and Johnson; provided, however, that this Agreement shall also not in any way supersede or affect any obligation of Johnson, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or confidential information of the Company. Specifically, this Agreement shall have no effect on any obligation of Johnson under his Proprietary Agreement (or any similar arrangements). Without limiting the foregoing, this Agreement shall also not in any way supersede or affect any obligation of Johnson, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or confidential information of the Company, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Johnson during his employment. All previous written agreements and obligations imposed by any contract relating to the intellectual property of the Company or any of its subsidiaries, affiliates, partners or customers, or any other third party with which the Company has any business relations shall remain in full force and effect and survive the execution of this Agreement. Johnson acknowledges that his breach of such duties shall constitute a breach of this Agreement.

11. Survival and Binding Effect. The terms of this Agreement shall survive and continue in effect after the Severance Consideration is fully paid. Johnson further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof and may not be changed, added to or otherwise modified except by a writing signed by the parties hereto.

12. Successors. The Company and Johnson understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, members, officers, attorneys, affiliates, predecessors, representatives and assigns of the Company and Johnson.

13. Severability. The terms of this Agreement are severable and if any terms of this Agreement are found unenforceable for any reason, the remaining terms of this Agreement shall be enforced in full.

14. Return of Property. Johnson acknowledges that through Johnson’s employment with the Company, Johnson has acquired and had access to the Company’s information, property and trade secrets. Johnson covenants and agrees that he will return to the Company, promptly upon the request of the Chief Executive Officer, any property, materials, equipment, documents, confidential information, computers, data, electronic media, data storage devices, cloud storage data, PDAs, smart phones, tablet computers, or other items belonging to the Company or relating in any way to his employment with the Company or his provision of consulting services hereunder. Further, Johnson agrees to maintain the strict confidentiality of any trade secret or proprietary information he became aware of during his employment.

15. Cooperation and Non-Disparagement. Johnson agrees that he will not disparage the Company or any of the Released Parties in any communications, and will use his best efforts to ensure that his departure from employment with the Company is not disruptive. Johnson further agrees to cooperate with the Company by providing all information that the Company may hereafter reasonably request with respect to matters involving the work Johnson has performed and his responsibilities and duties during his employment, so long as such requests do not unreasonably interfere with any other job in which Johnson is engaged.

16. No Re-Hire or Reinstatement. Johnson agrees he shall not in the future apply for or accept employment with the Company or with any of its related holding, parent or subsidiary entities. In the event Johnson becomes employed by such an entity, this Agreement shall constitute grounds for Johnson’s immediate termination of such employment. Johnson further waives any rights to reinstatement he may have with respect to any claim released herein.

17. Arbitration of Disputes. Except as prohibited by law, any dispute concerning the scope, interpretation or application of this Agreement or regarding any aspect of the employment of Johnson by the Company shall be resolved through final and binding arbitration in San Diego, California in accordance with the then existing Employment Dispute Resolution Rules (the “Rules”) of the American Arbitration Association (“AAA”). Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained by the AAA. The arbitrator shall render his/her decision in writing to the Company, Johnson and respective counsel within twenty (20) days of the completion of the arbitration. The arbitrator shall have no power to award attorneys’ fees or costs except as provided by statute or by separate written agreement between the parties; provided, however, that, in the event Johnson prevails in the arbitration, the Company shall pay all administrative fees assessed by the AAA and shall pay the fees of the arbitrator. Notwithstanding the foregoing, nothing herein shall preclude either party from seeking, on a temporary basis, relief from a court in a dispute involving the ownership, use, or disclosure of confidential or proprietary information or trade secrets, until such time as an arbitrator can be selected. Once selected, the arbitrator shall have the power to continue, vacate, modify or amend any temporary or interim relief, and shall have the power to resolve the dispute. In the event that any aspect of this arbitration provision is found unenforceable by a court of competent jurisdiction, the remainder of the arbitration provisions shall be severed from the invalid portion and the remaining portions shall be given full effect according to its terms. This arbitration provision shall supersede any and all prior agreements between the Company and Johnson on the subject of arbitration in employment-related claims.

18. Interpretation and Governing Law. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California, without reference to any conflict or choice of laws provision that would make the laws of another jurisdiction applicable. In the event of any legal proceeding for breach and/or enforcement of this Agreement, Johnson consents to personal jurisdiction in the courts of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

19. Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either the Company or Johnson.

20. Older Workers Benefit Protection Act Acknowledgements. Johnson acknowledges and agrees that the Severance Consideration constitutes consideration beyond that which, but for the mutual covenants set forth in this Agreement, the Company would be obligated to provide, or Johnson otherwise would be entitled to receive. Johnson has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement. Mutually agreed upon changes to this Agreement, whether material or immaterial, do not restart the 21 day period. Johnson agrees and acknowledges that if he chooses to sign this Agreement before 21 days after he received it, that he has done so voluntarily. Furthermore, Johnson has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement. Accordingly, this Agreement will not become effective or enforceable until the revocation period has expired.

21. Counsel. Johnson acknowledges that he fully understands his right to discuss this Agreement with independent counsel of his choice, that he is encouraged to do so, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Executed counterparts may be exchanged by facsimile or via electronic mail.

The undersigned have executed this Agreement on the date and at the location stated below.

JOHNSON: Kirk Johnson, Ph.D.	COMPANY: MediciNova, Inc., a Delaware corporation

By: /s/ Kirk Johnson	By: /s/ Yuichi Iwaki
Johnson’s Signature	Name: Yuichi Iwaki, M.D.
Title: President & Chief Executive Officer

Date: September 23, 2013	Date: September 25, 2013

Location: Moraga, CA	Location: San Diego, CA

Approved as to Form:

/s/ Michael J. Low
Signature of Counsel

Michael J. Low
Name

Date: September 25, 2013